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                                                                     EXHIBIT 5.1

                                  May 14, 1997

Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071

Ladies and Gentlemen:

     We have acted as counsel to Rock-Tenn Company, a Georgia corporation (the "Company"), in connection with the registration of 1,200,000 shares of Class A Common Stock, $.01 par value per share (the "Shares"), pursuant to a Registration Statement on Form S-4 (the "Registration Statement") of the Company filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     In our capacity as such counsel, we have reviewed (i) the Registration Statement and (ii) the Asset Purchase Agreement (the "Purchase Agreement") dated as of May 7, 1997 between the Company and The Davey Company, a New Jersey corporation ("Davey"), pursuant to which the Company will acquire substantially all of the assets and assume certain of the liabilities of Davey in exchange for the Shares. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly. We have relied, as to the matters set forth therein, on certificates of public officials, and we have assumed the same to have been properly given and to be accurate.

     We have assumed that the execution and delivery of, and the performance of all obligations under, the Purchase Agreement have been duly authorized by all requisite action by each party thereto, and that the Purchase Agreement, when executed and delivered by the parties thereto, will have been duly executed and delivered by the parties thereto, and will be valid and binding agreements of the parties thereto (other than the Company) enforceable against the parties thereto (other than the Company) in accordance with their respective terms.

     This opinion is limited in all respects to the laws of the State of Georgia and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

     Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the Purchase Agreement are duly authorized, and, when duly issued and delivered by the Company to Davey in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

     This opinion is given as of the date hereof, and we assume no obligation to update this opinion to reflect any fact or circumstance that may hereafter come to our attention or any change in any law or regulation that may hereafter occur.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,

                                          /s/ KING & SPALDING